                                  EXHIBIT 99


                                                          Communications
                                                          Marriott Drive
                                                          Washington, D.C. 20858
[Marriott Logo Appears Here]                              (301) 380-7770
                            ----------------------------------------------------
                                                          NEWS

Contact:  Tom Marder
          (301) 380-2553
          thomas.marder@marriott.com


MARRIOTT INTERNATIONAL REPORTS EPS OF $0.39 FOR THE THIRD QUARTER ENDED SEPTEMBER 7, 2001, COMPARED TO $0.43 A YEAR AGO

         -- Decline in Travel following Terrorist Attacks Will Reduce
                          4th Quarter 2001 Results --

WASHINGTON, D.C. - October 4, 2001 - Marriott International, Inc. (NYSE:MAR) today reported diluted earnings per share of $0.39 for the third quarter ended September 7, 2001, down nine percent from the 2000 third quarter. Net income decreased eight percent to $101 million from a year ago. Sales were $2.3 billion for the third quarter, up two percent from the prior year.

J.W. Marriott, Jr., chairman and chief executive officer of Marriott International, said "Our third quarter results reflected the continued U.S. economic slowdown, with our combined revenue per available room (REVPAR) for company-managed U.S. properties down 10 percent from last year. We did a tremendous job of holding onto our house profit margins at the hotels during the quarter, with only a one-percentage-point reduction overall. Our new room additions remained strong, as well. We estimate opening over 49,000 new rooms for the full year 2001, including 11,000 rooms converted to Ramada International hotels.

"The terrorist attacks in New York, Washington, D.C. and Pennsylvania have been tragic events for our country and for the world. First and foremost, our thoughts and prayers go out to all the families and loved ones affected by this horrific event. Two of our hotels in downtown New York City were directly impacted and we mourn the loss of two dedicated associates still counted among the missing. I was very proud of the heroic job our teams at the hotels did in evacuating guests. We are doing everything possible to support our affected associates and guests during this difficult time.

                                     (more)

"Since the attacks occurred, in the first week of our fourth quarter, lodging demand declined to unprecedented levels across the U.S. For the two weeks ending September 28, 2001, company-operated hotels in the U.S., all brands combined, reported a 49 percent decline in REVPAR."

Mr. Marriott also said, "Clearly, the business impact of the terrorist attacks has been far reaching. It is too early to predict when travel will return to normal levels, although business has improved since the first week following the tragedy. Our group business is strengthening and new room reservations are rising. In the meantime, we have prepared and implemented comprehensive contingency plans to lower the breakeven profitability levels of our hotels, while also maintaining the standards of quality and service our guests expect and deserve."

Mr. Marriott noted that the company is in excellent financial condition, with current long-term, committed credit capacity and excess cash balances totaling $1.7 billion. The company is also reevaluating its new unit development plans. The pipeline of properties approved for development or under construction at the end of the third quarter was approximately 60,000 rooms.

MARRIOTT LODGING reported a 19 percent decrease in operating profit and sales were flat in the 2001 third quarter. Results generally reflected lower REVPAR for comparable units, somewhat offset by new unit additions worldwide and growth in the timeshare business.

Across all of Marriott's lodging brands, REVPAR for comparable company-operated U.S. properties decreased 10 percent in the 2001 third quarter, largely reflecting the slower economy. Among the company's full-service lodging brands (Marriott, Renaissance, and Ritz-Carlton), domestic REVPAR declined 11.6 percent. Full-service occupancy decreased nearly six percentage points to 73.4 percent, while average room rates for these hotels declined 4.7 percent. REVPAR for limited service properties decreased 6.9 percent, primarily resulting from a
5.3 percentage point occupancy decline.

                                     (more)

Marriott Vacation Club International's (MVCI) contract sales increased 57 percent in the third quarter, largely resulting from sales arising from the purchase of the Grand Summit interval ownership resort in Lake Tahoe, California. MVCI continued to experience strong demand, particularly at Marriott Vacation Club resorts in Hawaii and California. Profits from MVCI increased 15 percent to $38 million in the third quarter as a result of higher gains on the sale of notes receivable.

The company added 343 hotels and timeshare resorts (55,000 rooms) to its worldwide lodging portfolio over the past 12 months, while 11 properties (2,600 rooms) exited the system. A net total of 114 hotels and timeshare resorts (13,900 rooms) were added in the 2001 third quarter, of which 59 hotels (6,100 rooms) were Ramada International conversions. At quarter-end, the Marriott lodging group encompassed 2,342 hotels and timeshare resorts (425,900 rooms), and approximately 7,200 furnished corporate apartments managed by the company under its ExecuStay by Marriott brand.

During the quarter, Marriott completed asset sales of approximately $140 million. Year-to-date, the company has sold 15 hotels, one senior living service community and other properties for an aggregate sales price of approximately $610 million.

MARRIOTT SENIOR LIVING SERVICES posted 8 percent sales growth in the 2001 third quarter, reflecting the continued ramp-up of communities opened in the last three years. The division posted stronger operating profits of $3 million versus a loss of $5 million a year ago, largely as a result of communities maturing and lower development-related costs. Occupancy for comparable communities increased to 85.8 percent in the quarter.

MARRIOTT DISTRIBUTION SERVICES reported an 8 percent increase in sales in the 2001 third quarter and $1 million of operating profit, a decrease of $4 million from the prior year. This was largely a result of the loss of a portion of the Sodexho business and inefficiencies associated with several new accounts.

                                     (more)

CORPORATE EXPENSES decreased 55 percent in the 2001 third quarter to $13 million, primarily due to a $4 million gain on sale of tax-related investments and the impact of cost containment actions.

Interest expense was $26 million in the 2001 third quarter, up 18 percent from $22 million a year ago, as a result of higher debt levels. Interest income for the 2001 third quarter was $23 million, up $14 million from a year ago, as a result of the Courtyard joint venture loan and other mezzanine loan investments. The company's effective income tax rate was 37.5 percent in the third quarter of 2001, compared to 37 percent in the 2000 third quarter, largely as a result of modifications related to the company's deferred compensation plan, offset by a higher proportion of non-U.S. income.

Marriott International acquired 2 million shares of its common stock during the 2001 third quarter and is authorized to repurchase an additional 15.7 million shares. Long-term debt at the end of the quarter, net of excess cash reserves, was approximately $1.8 billion.

For the remainder of 2001, the company expects its business environment to remain unusually challenging. For internal planning purposes, the company is assuming that REVPAR for its fourth quarter will decline 25 to 35 percent from last year's fourth quarter. Although the company cannot predict its fourth quarter earnings with confidence, based on these assumptions, fourth quarter earnings could be $0.20 to $0.30 per share.

Similarly, while the level of uncertainty is substantially higher for 2002 than would normally be expected at this time, the company is basing its internal estimates on three to five percent lower REVPAR than 2001, or roughly 15 percent lower REVPAR than 2000 levels. Based on these assumptions, after taking into account $0.12 per share of incremental earnings from the new accounting rules relating to goodwill, Marriott's 2002 earnings per share could be roughly flat with 2001 levels, with quarterly earnings and REVPAR comparisons improving over the course of 2002.

                                     (more)

Investment spending for the full year 2001 is expected to be roughly the same as earlier forecasts, totaling $1.3 to $1.4 billion. Investment spending levels in 2002 are expected to decline at least one-third compared to 2001.

As a result of current industry conditions, the company anticipates that fundings under its guarantees and other charges related to its loan portfolio and employee severance could occur in the fourth quarter. The company is not yet able to estimate the extent of any such fundings or charges.

Individual Investors and News Media are invited to listen to the third quarter earnings conference call today at 10:00 a.m. ET by telephone at 913-981-5571 or on the Internet at http://www.marriott.com/investor and click on "recent
                   --------------------------------
investor news". Analysts are invited to listen to the call at 913-981-5508. We recommend that participants call 15 minutes ahead of the scheduled start time to ensure proper connection. A recording of the call will also be available by telephone until Thursday, October 11, 2001 by calling 719- 457-0820, reservation number 446247.

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning the number of lodging properties expected to be added in future years; REVPAR, house profit and earning trends; business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties including the duration and severity of the current economic slowdown and the impact of the September 11, 2001 terrorist attacks on demand for travel; supply and demand changes for hotel rooms, vacation ownership intervals, corporate housing and senior living accommodations; competitive conditions in the lodging, senior living and food service distribution industries; relationships with clients and property owners; the impact of government regulations; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading worldwide hospitality company with nearly 2,400 operating units in the United States and 63 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Ramada International brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club, Horizons, The Ritz-Carlton Club and Marriott Grand Residence Club brands; operates Marriott Executive Apartments; provides furnished corporate housing through its ExecuStay by Marriott division; and operates conference centers. Other Marriott businesses include senior living communities and services, and wholesale food distribution. The company is headquartered in Washington, D.C., and has approximately 154,000 employees. In fiscal year 2000, Marriott International reported systemwide sales of $19.8 billion. For more information or reservations, please visit our web site at www.marriott.com.
----------------

                      IRPR#1
                         tables follow

                       Marriott International, Inc. 2001
                             Financial Highlights


12 Weeks Ended                         September 7, 2001                                  September 8, 2000
--------------            --------------------------------------------     ---------------------------------------------
                                                   (in millions, except per share amounts)

                                         Senior                                             Senior
                                         Living    Distribution                             Living    Distribution           Total
Sales                         Lodging   Services    Services     Total        Lodging      Services    Services    Total    Change
Management and
   franchise fees             $  179       $  8       $    -   $  187          $  207        $  8       $    -     $  215
Other                            429         74          385      888             409          64          356        829
                              ------       ----       ------   ------          ------        ----       ------     ------
                                 608         82          385    1,075             616          72          356      1,044
Other revenues from
   managed properties          1,187         83            -    1,270           1,178          81            -      1,259
                              ------       ----       ------   ------          ------        ----       ------     ------

                               1,795        165          385    2,345           1,794         153          356      2,303       2%
                              ------       ----       ------   ------          ------        ----       ------     ------
Operating costs
   and expenses
Operating costs                  434         79          384      897             400          77          351        828
Other costs from
   managed properties          1,187         83            -    1,270           1,178          81            -      1,259
                              ------       ----       ------   ------          ------        ----       ------     ------

                               1,621        162          384    2,167           1,578         158          351      2,087       4%
                              ------       ----       ------   ------          ------        ----       ------     ------
Operating profit before
 corporate expenses
   and interest               $  174       $  3       $    1   $  178          $  216        $ (5)       $   5     $  216     -18%

Corporate expenses                                                (13)                                                (29)
Interest expense                                                  (26)                                                (22)
Interest income                                                    23                                                   9
                                                               ------                                              ------

Income before
   income taxes                                                   162                                                 174      -7%

Provision for
   income taxes                                                    61                                                  64
                                                               ------                                              ------

Net income                                                     $  101                                              $  110      -8%
                                                               ======                                             =======

Basic Earnings
   Per Share                                                   $ 0.41                                              $ 0.46     -11%
                                                               ======                                             =======
Diluted Earnings
   Per Share                                                   $ 0.39                                              $ 0.43      -9%
                                                               ======                                             =======

Diluted Shares                                                  264.8                                               254.2


                       Marriott International, Inc. 2001
                             Financial Highlights



36 Weeks Ended                         September 7, 2001                                  September 8, 2000
--------------            --------------------------------------------     ---------------------------------------------
                                                 (in millions, except per share amounts)

                                         Senior                                           Senior
                                         Living     Distribution                          Living    Distribution           Total
Sales                       Lodging     Services     Services     Total      Lodging     Services    Services     Total    Change
Management and
   franchise fees            $  594        $ 24        $    -    $  618      $  612        $ 21        $    -     $  633
Other                         1,253         225         1,143     2,621       1,164         206         1,044      2,414
                             ------        ----        ------    ------       -----        ----         -----      -----
                              1,847         249         1,143     3,239       1,776         227         1,044      3,047
Other revenues from
   managed properties         3,735         245             -     3,980       3,589         225             -      3,814
                             ------        ----        ------    ------       -----        ----         -----      -----

                              5,582         494         1,143     7,219       5,365         452         1,044      6,861      5%
                             ------        ----        ------    ------       -----        ----         -----      -----
Operating costs and
   expenses
Operating costs               1,219         240         1,137     2,596       1,113         233         1,045      2,391

Other costs from
   managed properties         3,735         245             -     3,980       3,589         225             -      3,814
                             ------        ----        ------    ------       -----        ----         -----      -----

                              4,954         485         1,137     6,576       4,702         458         1,045      6,205      6%
                             ------        ----        ------    ------       -----        ----         -----      -----
Operating profit
   before corporate
     expenses and interest   $  628        $  9        $    6    $  643      $  663        $ (6)       $   (1)    $  656     -2%

Corporate expenses                                                  (72)                                             (80)
Interest expense                                                    (75)                                             (72)
Interest income                                                      59                                               19
                                                                 ------                                            -----
Income before
   income taxes                                                     555                                              523      6%

Provision for
   income taxes                                                     203                                              193
                                                                 ------                                            -----

Net income                                                       $  352                                           $  330      7%
                                                                 ======                                            =====

Basic Earnings Per Share                                         $ 1.44                                           $ 1.37      5%
                                                                 ======                                            =====
Diluted Earnings Per Share                                       $ 1.36                                           $ 1.30      5%
                                                                 ======                                            =====

Diluted Shares                                                    261.1                                            254.1

                         Marriott International, Inc.
                           Business Segment Results



                                   Twelve weeks ended             Thirty-six weeks ended
                              ----------------------------      --------------------------
                              September 7,    September 8,      September 7,  September 8,
                                  2001           2000              2001           2000
                              ------------    ------------      ------------  ------------
($ in millions)

Sales
   Full Service                  $1,163          $1,216            $3,761        $3,745
   Select Service                   207             214               641           619
   Timeshare                        268             191               723           547
   Extended Stay                    157             173               457           454
                              ------------    ------------      ------------  ------------

   Total Lodging                  1,795           1,794             5,582         5,365
   Senior Living Services           165             153               494           452
   Distribution Services            385             356             1,143         1,044
                              ------------    ------------      ------------  ------------
                                 $2,345          $2,303            $7,219        $6,861
                              ============    ============      ============  ============

Operating profit (loss)
   before corporate expenses
    and interest

   Full Service                  $   70          $  104            $  314        $  354
   Select Service                    45              47               133           139
   Timeshare                         38              33               120           103
   Extended Stay                     21              32                61            67
                              ------------    ------------      ------------  ------------

   Total Lodging                    174             216               628           663
   Senior Living Services             3              (5)                9            (6)
   Distribution Services              1               5                 6            (1)
                              ------------    ------------      ------------  ------------
                                 $  178          $  216            $  643        $  656
                              ============    ============      ============  ============

                          MARRIOTT INTERNATIONAL, INC.
                             KEY LODGING STATISTICS

----------------------------------------------------------------------------------------------------------------
                                                                       Third Quarter
                                                   -------------------------------------------------------------
                                                     2001               Occupancy            Average Daily Rate
       Brand                                        REVPAR         --------------------     --------------------
                                                   vs. 2000         2001       vs. 2000     2001        vs. 2000
----------------------------------------------------------------------------------------------------------------
Marriott Hotels, Resorts and Suites                 - 11.6%         74.8%    - 5.2% pts.     $133.05       - 5.4%
----------------------------------------------------------------------------------------------------------------
Ritz-Carlton                                         - 9.7%         70.0%    - 8.5% pts.     $220.24       + 1.2%
----------------------------------------------------------------------------------------------------------------
Renaissance Hotels, Resorts and Suites              - 13.3%         68.2%    - 7.1% pts.     $125.01       - 4.2%
----------------------------------------------------------------------------------------------------------------
Residence Inn                                        - 7.1%         81.7%    - 4.6% pts.     $105.77       - 1.8%
----------------------------------------------------------------------------------------------------------------
Courtyard                                            - 7.0%         75.5%    - 6.0% pts.     $ 97.81       + 0.4%
----------------------------------------------------------------------------------------------------------------
Fairfield Inn                                        - 3.2%         72.9%    - 3.4% pts.     $ 65.07       + 1.3%
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                                                       Third Quarter Year-to-Date
                                                   -------------------------------------------------------------
                                                     2001                Occupancy           Average Daily Rate
       Brand                                        REVPAR         --------------------     --------------------
                                                   vs. 2000         2001       vs. 2000      2001       vs. 2000
----------------------------------------------------------------------------------------------------------------
Marriott Hotels, Resorts and Suites                 -  5.3%         74.6%    - 4.5% pts.     $146.55       + 0.5%
----------------------------------------------------------------------------------------------------------------
Ritz-Carlton                                        -  3.0%         72.1%    - 7.6% pts.     $260.60       + 7.2%
----------------------------------------------------------------------------------------------------------------
Renaissance Hotels, Resorts and Suites              -  6.0%         70.4%    - 4.7% pts.     $140.12       + 0.2%
----------------------------------------------------------------------------------------------------------------
Residence Inn                                       -  2.7%         80.4%    - 3.7% pts.     $108.47       + 1.8%
----------------------------------------------------------------------------------------------------------------
Courtyard                                           -  1.6%         75.2%   -  4.1% pts.     $101.29       + 3.8%
----------------------------------------------------------------------------------------------------------------
Fairfield Inn                                       -  1.5%         68.3%    - 3.2% pts.     $ 63.94       + 3.2%
----------------------------------------------------------------------------------------------------------------

Note: Statistics for above tables are based on comparable company-operated U.S. properties, except for Fairfield Inn, which data also include franchised units.

----------------------------------------------------------------------------------------------------------------
                                                    Number of Properties               Number of Rooms/Suites
                                                ----------------------------------------------------------------
                                                                     vs.                                  vs.
                Brand                           September         September          September         September
                                                  2001              2000                2001             2000
----------------------------------------------------------------------------------------------------------------
Marriott Hotels, Resorts and Suites                   422           +    37           157,800         +  12,200
---------------------------------------------------------------------------------------------------------------
Ritz-Carlton                                           43           +     6            14,100         +   1,700
---------------------------------------------------------------------------------------------------------------
Renaissance Hotels, Resorts and Suites                118           +    17            42,600         +   3,900
---------------------------------------------------------------------------------------------------------------
Ramada International                                  129           +   103            18,500         +  13,100
---------------------------------------------------------------------------------------------------------------
Residence Inn                                         380           +    36            44,600         +   4,300
---------------------------------------------------------------------------------------------------------------
Courtyard                                             543           +    40            76,900         +   5,800
---------------------------------------------------------------------------------------------------------------
Fairfield Inn                                         471           +    41            44,900         +   4,500
---------------------------------------------------------------------------------------------------------------
TownePlace Suites                                      96           +    19             9,900         +   2,200
---------------------------------------------------------------------------------------------------------------
SpringHill Suites                                      77           +    24             8,500         +   3,200
---------------------------------------------------------------------------------------------------------------
Marriott Vacation Club International*                  53           +     8             6,300         +   1,400
---------------------------------------------------------------------------------------------------------------
Other**                                                10           +     1             1,800         +     100
---------------------------------------------------------------------------------------------------------------
    Total                                           2,342           +   332           425,900         +  52,400
---------------------------------------------------------------------------------------------------------------

* Includes The Ritz-Carlton Club, Horizons and Grand Residences by Marriott Vacation Club International.
** Includes Marriott Executive Apartments.  Excludes ExecuStay by Marriott.

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